                                                                    EXHIBIT 99.5
                                                                    ------------

                                 BLUM CB Corp.
                        c/o BLUM Capital Partners, L.P.
                        909 Montgomery Street, Suite 400
                        San Francisco, California 94133
                                 (415) 434-1111


                               November 10, 2000


Board of Directors
CB Richard Ellis Services, Inc.
200 North Sepulveda Boulevard
El Segundo, California  90245-4380
Attention: James J. Didion
           Chairman of the Board of Directors

Dear Sirs:

     BLUM CB Corp., a Delaware corporation ("Newco"), is very pleased to present its all-cash proposal ("Proposal") to purchase all of the common stock of CB Richard Ellis Services, Inc. (the "Company") not owned by the Offering Group identified below at a price of $15.50 per share (the "Transaction"). The purchase price we are offering your stockholders represents a premium of 29.4% to the average closing price of the Company's common stock on the New York Stock Exchange for the three-month period ended on November 9, 2000. Newco has been formed by RCBA Strategic Partners, L.P. ("BLUM"), an affiliate of BLUM Capital Partners, L.P., for the purpose of effecting the Proposal. The Offering Group includes (i) BLUM and other entities affiliated with BLUM, (ii) Freeman Spogli & Co. Incorporated through its affiliates FS Equity Partners III, L.P., a Delaware limited partnership, and FS Equity Partners International, L.P., a Delaware limited partnership (collectively, "Freeman Spogli"), and (iii) certain directors and senior management of the Company, including Mr. Ray Wirta. The Offering Group presently owns or controls approximately 38% of the outstanding common stock of the Company.

     We believe that the Proposal constitutes an excellent opportunity for the stockholders of the Company to realize full value for their shares to an extent not available to them in the marketplace, and that they will find this value compelling. In addition, we believe the financing needed to complete the Transaction can be obtained in a timely manner and the conditions to the Transaction will be limited. As a result, we believe we have the ability to complete the Transaction quickly and provide near-term liquidity for your stockholders.

CB Richard Ellis Services, Inc.                                                2
November 10, 2000



     The terms of the Proposal are summarized below:

Purchase Price
--------------

     Our cash purchase price of $15.50 per share for the Company's common stock places a total value on the Company's common stock of approximately $340 million (including for each option to acquire the Company's common stock the difference between the purchase price and the exercise price). The Proposal represents a substantial premium to the Company's current stock price and prior averages. The offer represents a 24.0% premium to the Company's closing stock price of $12.50 on November 9, 2000; a 29.4% premium to the Company's three-month average of $11.98 per share for the period ending November 9, 2000; and a 37.1% premium to the Company's six-month average of $11.31 per share for the period ending November 9, 2000. In addition, the Company's "public float" is extraordinarily limited with an average of 17,114 shares traded each market day during the 3-month period ending November 9, 2000. In other words, we believe the Proposal gives the Company's public stockholders an opportunity to obtain liquidity at a full and fair valuation.

Equity Financing
-----------------

     It is contemplated that the 8,052,113 outstanding shares of the Company common stock currently owned by the Offering Group effectively will be converted into shares of common stock of the Company after the closing of the Transaction. In addition, BLUM will provide approximately an additional $47.6 million of equity to the Company, as well as up to approximately an additional $52.6 million to the extent that the employees of the Company do not subscribe for all of the common stock that we anticipate making available to them for purchase at the closing of the Transaction.

     BLUM Capital Partners, L.P., which together with its affiliates currently beneficially owns approximately 16.1% of the Company's outstanding common stock, is a leading private equity and strategic block investment firm with approximately $3.8 billion of equity capital under management, including through affiliates. BLUM Capital was founded 25 years ago and has invested in a wide variety of businesses in partnership with management teams to create long-term value.

     The proposal contained in this letter has received all necessary internal approvals from BLUM and no other internal approvals are required. A description of the terms relating to the Equity Financing is contained within the letter agreement (and related term sheet) attached hereto as Exhibit A.

CB Richard Ellis Services, Inc.                                                3
November 10, 2000


Debt Financing
--------------

     We have had discussions with Credit Suisse First Boston ("CSFB") regarding debt financing totaling $600 million dollars to support the Transaction. This debt would be comprised of funded senior term loans of up to $275 million and $225 million of subordinated indebtedness. In addition, a revolving credit facility of $100 million would be provided for ongoing working capital purposes post-closing. The contemplated debt structure is structured to allow for the consummation of the Proposal and provide ample capital for the Company' future growth and working capital needs.

     As is customary for transactions of this nature, consummation of the Transaction is subject to receipt of the required debt financing. We intend to execute commitment letters for all of the required debt financing at the time a definitive merger agreement is executed. We anticipate that definitive documentation for the debt financing would be finalized in the period prior to the vote of the Company's stockholders with respect to the Transaction.

     CSFB is prepared to devote the necessary resources to close the transaction expeditiously. Should you wish to discuss any aspect of the proposed financing with CSFB, we would be happy to arrange an opportunity for you to meet with appropriate representatives.

Structure
---------

     We currently contemplate that the Transaction will be consummated in two steps. In the first step, each of the members of the Offering Group will contribute all of the shares of common stock of the Company beneficially owned by such member to Newco in exchange for newly-issued shares of Newco. Immediately following completion of the first step of the Transaction, Newco will be merged into the Company. Pursuant to the merger, all shares of the Company's common stock (other than the shares held by Newco) will be converted into the right to receive the Purchase Price, all shares of common stock of the Company held by Newco will be cancelled and all shares of common stock of Newco will be converted into shares of the common stock of the Company. At the conclusion of the Transaction, assuming the Company's employees agree to purchase the full amount of the common stock that we make available to them, the outstanding equity ownership of the Company would approximately be as follows:
BLUM and affiliates, 45%; management and employees of the Company, 25%; Freeman Spogli, 23% and other investors, 7%. We and our representatives are prepared to discuss our proposed acquisition structure with you in detail at your request.

Treatment of Existing Indebtedness
----------------------------------

     At the closing of the Transaction, the Company's existing bank credit facility would be refinanced with the proceeds of the debt financing. In addition, prior to the closing we would tender for all of the outstanding 8-7/8% Senior Subordinated Notes of the Company. We would

CB Richard Ellis Services, Inc.                                                4
November 10, 2000


also seek consents from the holders of the 8-7/8% Senior Subordinated Notes to the deletion of substantially all of the negative covenants contained within the indenture relating to such notes.

Employees
---------

     We are keenly aware of the importance of the Company's employees, in particular, sales professionals, and we believe the Transaction will benefit the employees of the Company. Our capital structure is designed to enable the Company to grow and thereby enhance the opportunities available to its employees. In addition, the employees will be given the opportunity to own a significant amount of equity in the Company going forward. At the closing of the Transaction, we anticipate taking the following actions with respect to certain of the compensation and benefit programs available to the Company's employees:

  .  Deferred Compensation Plan.  We will allow each participant in the Deferred
     --------------------------
     Compensation Plan who has invested his or her own funds in the stock fund alternatives under the DCP to (i) convert the value of that investment (based upon the purchase price paid to the Company's stockholders in the Transaction) into any of the insurance mutual fund alternatives now provided under the Deferred Compensation Plan, (ii) receive a cash payment equal to the value of that investment (based upon the purchase price paid to the Company's stockholders in the Transaction), which payment may at the option of such participant be used to purchase shares of the common stock of the Company that the Offering Group intends to make available after the closing of the Transaction (which shares are included in the approximate aggregate 12% made available to employees as discussed below), or (iii) continue that investment in Company stock after the closing of the Transaction as part of the approximate aggregate 12% to be made available to employees. After the closing of the Transaction, future deferrals under the DCP will only be invested in the insurance mutual fund alternatives under the DCP.
   . Capital Appreciation Plan (401(k)). For legal reasons, it is impractical
     --------------------------------
     for the Company's 401(k) plan to hold stock of a private company. However, we will purchase all of the stock held in that plan at the price paid to the Company's stockholders in the Transaction and permit participants to invest the proceeds in any of the other funds available under the 401(k) plan.
   . Stock Options and Equity Incentive Plan Awards.  Each outstanding employee
     ----------------------------------------------
     option and equity incentive plan award will be purchased for a cash amount equal to the difference between the price paid to the Company's stockholders in the Transaction and such option's exercise price or such award's purchase price, which amount may be used to purchase part of the approximate aggregate 12% to be made available to employees.
   . Stock Ownership in the New Private Company.  We will make available up to
     ------------------------------------------
     approximately 12% of the outstanding common stock of the Company for purchase by employees at a purchase price equal to the price paid to the Company's stockholders in the Transaction.

CB Richard Ellis Services, Inc.                                                5
November 10, 2000


     We also intend to maintain the Company's training and performance recognition programs for its sales professionals going forward, including CBRE University, the annual recognition event and the Las Vegas World Conference.

     In addition, we intend to enter into agreements with certain members of senior management of the Company allowing them to purchase, and to receive options to purchase, common stock of the Company. We also anticipate entering into employment agreements with certain members of senior management of the Company.

Legal Documentation/Conditions
------------------------------

     The Proposal is subject to the following conditions: (i) approval by the board of directors of the Company and stockholders pursuant to the requirements of the Delaware General Corporate Law and the rules of the New York Stock Exchange, (ii) receipt of any material governmental and third party approvals (including expiration of all applicable waiting periods under Hart-Scott-Rodino), (iii) receipt of consents from the holders of a majority of the outstanding 8-7/8% Senior Subordinated Notes as described above, (iv) receipt of the necessary debt financing as described above and (v) the negotiation and execution of definitive agreements providing for the merger and the transactions outlined in Exhibit A to this letter, including a mutually satisfactory definitive merger agreement which would contain customary covenants, representations, warranties, conditions and other provisions. While we have devoted a great deal of time and effort to studying the Company and have completed substantially all of our business and financial due diligence, our Proposal is also subject to completion of confirmatory legal due diligence to be conducted by BLUM and its legal advisors. Given the familiarity of BLUM with the Company, this diligence would be completed expeditiously and should not delay consummation of a definitive merger agreement.

     Our Proposal is based on our understanding that the Company's capitalization consists of: (i) 21,213,928 common shares issued and outstanding,
(ii) 1,345,587 "phantom shares" outstanding under the Company's Deferred Compensation Plan, (iii) 902,918 options to purchase common stock outstanding that have exercise prices at or below $15.50 per share with an unweighted average exercise price of $5.81 and (iv) 2,439,299 additional options and warrants outstanding with exercise prices in excess of $15.50 per share.

     We are prepared to negotiate a definitive merger agreement immediately and would be delighted to provide a draft of such agreement at your request. If the Company determines to promptly accept our Proposal, the Transaction could be completed as early as February 2001.

CB Richard Ellis Services, Inc.
November 10, 2000

                                 *     *     *

     We believe the Board of Directors should feel confident that this Proposal represents a fair and attractive price for the Company. The Proposal provides liquidity at a significant premium for the current stockholders. We have no intention of attempting to acquire the Company other than in a transaction approved by the Board of Directors. Unless earlier accepted, the Proposal will terminate at 5:00 PM (PST) on December 1, 2000.

     We are prepared to discuss this offer with you immediately. In responding to us or in seeking further information concerning our Proposal, or for any other matter, please call Claus Moller, Managing Partner, BLUM Capital Partners, L.P. at 415-288-7262 or 212-521-4192.

                                        Sincerely yours,

                                        BLUM CB CORP.


                                        By: _______________________
                                            Name:  Claus J. Moller
                                            Title:  President

                                                                       EXHIBIT A
                         RCBA Strategic Partners, L.P.
                        c/o BLUM Capital Partners, L.P.
                        909 Montgomery Street, Suite 400
                        San Francisco, California  94133
                                 (415) 434-1111


                                November 10, 2000



FS Equity Partners III, L.P.
FS Equity Partners International, L.P.
11100 Santa Monica Boulevard, Suite 1900
Los Angeles, California  90025
Attention:  J. Fredrick Simmons

Gentlemen:

            This letter outlines the general terms and conditions under which RCBA Strategic Partners, L.P. ("BLUM"), which is an affiliate of BLUM Capital Partners, L.P., FS Equity Partners III, L.P. and FS Equity Partners International, L.P. (together with their affiliates other than the Company, "FS") and the other signatories hereto (the "Other Investors") would propose to acquire all of the Common Stock, par value $0.01 per share (the "Common Stock"), of CB Richard Ellis Services, Inc. (the "Company"). Such acquisition would be structured as a proposed merger of BLUM CB Corp. ("Newco") with and into the Company (the "Proposed Transaction").

            1. Proposal to the Board; Negotiation of Proposed Transaction.
               ----------------------------------------------------------
Attached hereto as Annex A is a letter from Newco to the Board of Directors of the Company (the "Board") proposing the Proposed Transaction (the "Proposal Letter"). The parties hereto agree that Newco will submit the Proposal Letter to the Board. The specific terms and conditions of the Proposed Transaction (including, without limitation, the financing thereof and the agreement and plan of merger (the "Merger Agreement")), except as specifically provided in Sections 2, 3 and 4 of this letter, will be determined by BLUM in its sole discretion and BLUM will determine whether Newco will enter into the Merger Agreement and proceed with the Proposed Transaction; provided, however that if either the
                                       --------  -------
amount of consideration payable per share of Common Stock or any other material economic terms of the Proposed Transaction (including, without limitation, the material economic terms of the financing thereof) are changed without the prior consent of FS, then FS will thereafter no longer be bound by the terms of Sections 2 and 3 of this letter if FS objects in writing to such revised terms within three business days of being notified of such terms (in which event FS will no longer have the right to invest in the Proposed Transaction or receive the New FS Warrant as contemplated by Section 2 below). In addition, with respect to all material terms of the Proposed Transaction (including, without limitation, the financing thereof), BLUM will use its good faith efforts to (i) promptly communicate such terms to the other parties hereto, (ii) permit the other parties hereto to participate in the negotiation of

FS Equity Parnters III, L.P.
FS Equity Partners International, L.P.
November 10, 2000
Page 2

such terms and (iii) consider the views of the other parties hereto in the negotiation of such terms.

            2.  Equity Contributions.  (a)  In furtherance of the Proposed
                --------------------
Transaction, on the closing date of the Proposed Transaction, (x) BLUM would contribute to Newco all of the Common Stock beneficially owned by it as of the date hereof (which is equal to 2,345,900 shares) and receive in exchange therefor an equivalent number of shares of Newco common stock, (y) FS would contribute to Newco all of the Common Stock beneficially owned by it as of the date hereof (which is equal to 3,402,463 shares) and receive in exchange therefor an equivalent number of shares of Newco common stock, and (z) the Other Investors would contribute to Newco all of the outstanding Common Stock beneficially owned by them as of the date hereof (which shares are set forth opposite the names of such Other Investors on Schedule I hereto) and receive in exchange therefor an equivalent number of shares of Newco common stock. In addition, on the closing date of the Proposed Transaction, BLUM and its affiliates would purchase from Newco between approximately $64.3 million and $116.9 million (depending upon the extent that employees of the Company decide to purchase equity of the Company anticipated to be made available on the closing date of the Proposed Transaction) (the "Additional Equity Contribution") of newly issued common stock of Newco for a cash price per share of common stock equal to the cash price per share of Common Stock paid to the stockholders of the Company in the Proposed Transaction. In connection with the consummation of the Proposed Transaction, each outstanding share of Newco common stock would be converted automatically into one share of Common Stock. Each of the parties hereto agrees to negotiate in good faith and use all reasonable efforts to enter into definitive documentation with respect to the matters set forth in this paragraph (the "Investment Documentation") prior to the execution of the Merger Agreement. The Investment Documentation will be drafted by Simpson Thacher & Bartlett (counsel to Newco and BLUM).

      (b) On the closing date of the Proposed Transaction, the warrant currently held by FS to acquire Common Stock (the "Old FS Warrant") will be cancelled and the Company will issue to FS a new warrant to acquire Common Stock (the "New FS Warrant") at an exercise price of $30 per share and that is substantially similar to the Old FS Warrant, with the following exceptions: (i) the New FS Warrant will expire on August 27, 2007, (ii) the New FS Warrant will be a warrant to acquire a number of shares of Common Stock equal to the number that represents the same percentage of the total outstanding shares of Common Stock immediately after consummation of the Proposed Transaction as the Old FS Warrant entitled FS immediately prior to the consummation of the Proposed Transaction, and (iii) the New FS Warrant will not be exercisable unless and until (x) a merger, sale or other acquisition of the Company, (y) an underwritten initial public offering of the Common Stock or (z) August 26, 2007, and upon the occurrence of any event specified in clause (x) or (y) the New FS Warrant will automatically be exercised in a cashless manner.

            3.  Stockholders Agreement.  Attached hereto as Annex B is a summary
                ----------------------
setting forth the principal terms governing the ownership of Common Stock by the parties hereto subsequent to the consummation of the Proposed Transaction. Each of the parties hereto agrees

FS Equity Parnters III, L.P.
FS Equity Partners International, L.P.
November 10, 2000
Page 3


to negotiate in good faith and use all reasonable efforts to enter into a definitive stockholders agreement with terms reflecting those set forth in Annex B to this letter (the "Stockholders Agreement") prior to the execution of the Merger Agreement. The Stockholders Agreement will be drafted by Simpson Thacher & Bartlett.

            4.  Management and Employee Arrangements.  Each of the parties
                ------------------------------------
hereto agrees to negotiate in good faith and, to the extent a party thereto, use all reasonable efforts to enter into, mutually agreeable definitive agreements (the "Management and Employee Agreements") prior to the execution of the Merger Agreement that set forth the employment terms of, and the receipt of equity-based and other compensation by, certain of the Other Investors and other employees of the Company subsequent to the consummation of the Proposed Transaction. Such definitive agreements will be drafted by Simpson Thacher & Bartlett.

            5.  Representation and Warranty.  Each of the parties hereto
                ---------------------------
represents and warrants to each of the other parties hereto that the total number of shares of Common Stock beneficially owned by such first party and its affiliates as of the date hereof is accurately set forth on Schedule I to this letter.

            6.  Exclusivity; Voting.  (a)  During the Exclusivity Period (as
                -------------------
defined below), each of the parties hereto other than BLUM (in their individual capacities as stockholders of the Company and not in their capacities as officers or directors of the Company, if applicable) will (i) not, directly or indirectly, make, participate in or agree to, or initiate, solicit, encourage or knowingly facilitate any inquiries or the making of, any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, or any purchase or sale of 20% or more of the consolidated assets (including without limitation stock of its subsidiaries) of the Company and its subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, the equity securities of the Company that, if consummated, would result in any person or entity beneficially owning securities representing 20% or more of the total voting power of the Company (or of the surviving parent entity in such transaction) or any of its subsidiaries (any such proposal, offer or transaction (other than the transactions contemplated by this letter) being hereinafter referred to as a "Competing Acquisition Proposal"), (ii) vote or consent (or cause to be voted or consented), in person or by proxy, any shares of Common Stock beneficially owned or held by record such party hereto or to which such party has, directly or indirectly, the right to vote or direct the voting (the "Subject Shares") against any Competing Acquisition Proposal at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of the Company, (iii) not, directly or indirectly, sell, transfer or otherwise dispose of any shares of Common Stock beneficially owned by such party and (iv) not enter into any agreement, commitment or arrangement that is inconsistent with any of the foregoing. Notwithstanding anything to the contrary stated herein, each of the parties hereto other than BLUM may undertake any of the acts otherwise not permitted by this Section 6(a) to the extent such act is part of the Proposed Transaction.

FS Equity Parnters III, L.P.
FS Equity Partners International, L.P.
November 10, 2000
Page 4

          (b) During the Exclusivity Period, each of the parties hereto agrees to vote or consent (or cause to be voted or consented), in person or by proxy, any Subject Shares in favor of the Proposed Transaction and the approval and adoption of the Merger Agreement and any related transactions at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of the Company.

          (c) For purposes of this letter, the "Exclusivity Period" shall be defined as the period beginning upon execution of this letter and ending upon the earliest to occur of the following events: (i) 6 months after the date hereof, (ii) if Credit Suisse First Boston ("CSFB") notifies BLUM that CSFB will be unable to arrange or provide the debt financing necessary to consummate the Proposed Transaction at the expected closing date, (iii) the date that the Board enters into a binding agreement to effect a Competing Acquisition Proposal, (iv) 30 days after the date the Board rejects the Proposed Transaction in writing and
(v) Newco's proposal to enter into the Proposed Transaction is terminated; provided, however that, in the case of clause (iv), if the process implemented
--------  -------
by the Board to consider the Proposed Transaction and/or a Competing Acquisition Proposal is continuing and BLUM in good faith is continuing to pursue the Transaction in a manner consistent with such process, then the duration of the period set forth in such clause shall continue for so long as such process and BLUM's good faith pursuit continue.

          (d)     Notwithstanding anything to the contrary in this Section 6,
Section 6(a) and (b) of this letter shall terminate and be of no further force and effect in the event that any of the following shall occur: (i) BLUM or BLUM Capital Partners, L.P. ("BLUM Capital") sells, transfers or otherwise disposes of, or agrees to sell, transfer or otherwise dispose of, any shares of Common Stock beneficially owned by BLUM or BLUM Capital other than in connection with the Proposed Transaction, or (ii) BLUM or BLUM Capital votes or agrees to vote in favor of, or sells or agrees to sell any shares of Common Stock beneficially owned by BLUM or BLUM Capital pursuant to, a Competing Acquisition Proposal. BLUM agrees to provide reasonable prior notice to each of the other parties hereto of any intention by BLUM or BLUM Capital to undertake any of the acts set forth in this Section 6(d).

          (e) During the Exclusivity Period, without the prior consent of FS, BLUM will not make a Competing Acquisition Proposal other than the Proposed Transaction; provided, however that for purposes of this clause (e), the
             --------  -------
"Exclusivity Period" shall be determined without regard to clause (c)(v) of this paragraph 6.

          (f) The obligations of the parties hereto under paragraphs 2, 3 and 4 will terminate immediately upon expiration of the Exclusivity Period.

            7.  Fees and Expenses.  (a)  Except to the extent otherwise set
            --  -----------------
forth in the Merger Agreement, all costs incurred by any party hereto in preparing this letter and the annexes hereto and in pursuing and negotiating the transactions contemplated hereby (including all attorneys' fees and costs relating thereto) ("Transaction Expenses") will be paid by the party incurring such Transaction Expenses; provided, that the parties hereto agree that if a
                           --------
Merger Agreement is

FS Equity Parnters III, L.P.
FS Equity Partners International, L.P.
November 10, 2000
Page 5

executed it shall provide for the reimbursement of all such Transaction Expenses by the Company at the time of the consummation of the Proposed Transaction.

          (b) Any break-up fee or similar payment made to Newco in connection with the Proposed Transaction that is not required to be paid to the debt financing sources for the Proposed Transaction shall be distributed to BLUM and, if and to the extent as may be agreed pursuant to paragraph 4 above, to Raymond E. Wirta and W. Brett White.

          (c) In the event that the Proposed Transaction is consummated, the parties hereto agree that RCBA GP, L.L.C. and FS Holdings, Inc. shall be entitled to receive from the Company at closing a transaction fee of $3 million and $2 million, respectively.

            8.  Confidentiality.  Except as otherwise required by law or
                ---------------
paragraph 1 above or as may be required to be disclosed by any party in any
Schedule 13D filing, the terms of the Proposed Transaction and this letter will be kept strictly confidential by the parties hereto regarding persons other than their attorneys and accountants (under duties of confidentiality) unless each of the other parties hereto releases or consents to the release of any such information.

            9.  Governing Law; Jurisdiction.  This letter agreement shall be
                ---------------------------
governed by and interpreted and enforced in accordance with the laws of the State of New York as applied to contracts made and fully performed in such state. Each of the parties hereto hereby submits to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York. The parties hereto waive all right to trial by jury in any action, suit or proceeding brought to enforce or defend any rights or remedies under this Agreement.

            10. Legal Effect.  The consummation of the transactions
                ------------
contemplated by Sections 2, 3 and 4 of this letter are conditioned upon the negotiation and execution of the Merger Agreement and of definitive Investment Documentation, a definitive Stockholders Agreement and definitive Management and Employee Agreements, respectively, that are consistent with the terms of Sections 1, 2, 3 and 4 of this letter (and any Annexes referred to therein) and such other terms as the parties thereto may agree among themselves.

                  [Remainder of Page Intentionally Left Blank]

          If this letter agreement correctly sets forth our agreements with respect to the matters described herein, please so indicate by signing this letter in the space provided below for that purpose.


                                   Very truly yours,

                                   RCBA STRATEGIC PARTNERS, L.P.

                                   By:  RCBA GP, L.L.C., its general partner



                                   By:  _____________________________
                                        Name:
                                        Title:

ACCEPTED AND AGREED TO AS OF
THE DATE FIRST SET FORTH ABOVE:

FS EQUITY PARTNERS III, L.P.

By:  FS Capital Partners, L.P., its general Partner

     By:  FS Holdings, Inc., its general partner


     By:  ________________________
          Name:
          Title:

FS EQUITY PARTNERS INTERNATIONAL, L.P.

By:  FS&Co. International, L.P., its general Partner

     By:  FS International Holdings Limited,
          its general partner


     By:  ________________________
          Name:
          Title:

OTHER INVESTORS:



______________________________
Raymond E. Wirta


______________________________
W. Brett White


______________________________
Frederic V. Malek

THE KOLL HOLDING COMPANY


______________________________
By:  Donald M. Koll

                                                                      SCHEDULE I


                                     Total Shares of
                                       Outstanding         Total Shares of
                                          Common            Common Stock
                                       Stock Owned      Beneficially Owned/1/
                                       -----------      ---------------------

          BLUM and its affiliates            3,423,886              3,439,091
          FS and its affiliates              3,402,463              3,402,463
          Raymond E. Wirta                      35,000                647,526/2/
          W. Brett White                        58,600                125,200
          Frederic V. Malek                    397,874                409,984
          Donald M. Koll                       734,290                555,360/2/

/1/ Except as set forth in footnote 2, as determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.
/2/ The shares listed as beneficially owned by Raymond E. Wirta include currently exercisable options (the "Wirta-Koll Options") granted by The Koll Holding Company (which is the wholly-owned subsidiary of The Koll Company, which is wholly-owned by the Don Koll Separate Property Trust, a trust for which Donald M. Koll is trustee) to Mr. Wirta with respect to 521,590 shares of Common Stock held by The Koll Holding Company and warrants to acquire 55,936 shares of Common Stock, which warrants are also held by The Koll Holding Company. The shares listed as beneficially owned by Donald M. Koll do not include the Wirta-Koll Options.

                                                                         ANNEX A

                                 BLUM CB Corp.
                        c/o BLUM Capital Partners, L.P.
                        909 Montgomery Street, Suite 400
                        San Francisco, California 94133
                                 (415) 434-1111


                                November 10, 2000


Board of Directors
CB Richard Ellis Services, Inc.
200 North Sepulveda Boulevard
El Segundo, California  90245-4380
Attention: James J. Didion
           Chairman of the Board of Directors

Dear Sirs:

     BLUM CB Corp., a Delaware corporation ("Newco"), is very pleased to present its all-cash proposal ("Proposal") to purchase all of the common stock of CB Richard Ellis Services, Inc. (the "Company") not owned by the Offering Group identified below at a price of $15.50 per share (the "Transaction"). The purchase price we are offering your stockholders represents a premium of 29.4% to the average closing price of the Company's common stock on the New York Stock Exchange for the three-month period ended on November 9, 2000. Newco has been formed by RCBA Strategic Partners, L.P. ("BLUM"), an affiliate of BLUM Capital Partners, L.P., for the purpose of effecting the Proposal. The Offering Group includes (i) BLUM and other entities affiliated with BLUM, (ii) Freeman Spogli & Co. Incorporated through its affiliates FS Equity Partners III, L.P., a Delaware limited partnership, and FS Equity Partners International, L.P., a Delaware limited partnership (collectively, "Freeman Spogli"), and (iii) certain directors and senior management of the Company, including Mr. Ray Wirta. The Offering Group presently owns or controls approximately 38% of the outstanding common stock of the Company.

     We believe that the Proposal constitutes an excellent opportunity for the stockholders of the Company to realize full value for their shares to an extent not available to them in the marketplace, and that they will find this value compelling. In addition, we believe the financing needed to complete the Transaction can be obtained in a timely manner and the conditions to the Transaction will be limited. As a result, we believe we have the ability to complete the Transaction quickly and provide near-term liquidity for your stockholders.

     The terms of the Proposal are summarized below:

            (a)     Purchase Price

CB Richard Ellis Services, Inc.                                               10
November 10, 2000


     Our cash purchase price of $15.50 per share for the Company's common stock places a total value on the Company's common stock of approximately $340 million (including for each option to acquire the Company's common stock the difference between the purchase price and the exercise price). The Proposal represents a substantial premium to the Company's current stock price and prior averages. The offer represents a 24.0% premium to the Company's closing stock price of $12.50 on November 9, 2000; a 29.4% premium to the Company's three-month average of $11.98 per share for the period ending November 9, 2000; and a 37.1% premium to the Company's six-month average of $11.31 per share for the period ending November 9, 2000. In addition, the Company's "public float" is extraordinarily limited with an average of 17,114 shares traded each market day during the 3-month period ending November 9, 2000. In other words, we believe the Proposal gives the Company's public stockholders an opportunity to obtain liquidity at a full and fair valuation.

          (b)  Equity Financing

     It is contemplated that the 8,052,113 outstanding shares of the Company common stock currently owned by the Offering Group effectively will be converted into shares of common stock of the Company after the closing of the Transaction. In addition, BLUM will provide approximately an additional $47.6 million of equity to the Company, as well as up to approximately an additional $52.6 million to the extent that the employees of the Company do not subscribe for all of the common stock that we anticipate making available to them for purchase at the closing of the Transaction.

     BLUM Capital Partners, L.P., which together with its affiliates currently beneficially owns approximately 16.1% of the Company's outstanding common stock, is a leading private equity and strategic block investment firm with approximately $3.8 billion of equity capital under management, including through affiliates. BLUM Capital was founded 25 years ago and has invested in a wide variety of businesses in partnership with management teams to create long-term value.

     The proposal contained in this letter has received all necessary internal approvals from BLUM and no other internal approvals are required. A description of the terms relating to the Equity Financing is contained within the letter agreement (and related term sheet) attached hereto as Exhibit A.

     (c)  Debt Financing

CB Richard Ellis Services, Inc.                                               11
November 10, 2000


    We have had discussions with Credit Suisse First Boston ("CSFB") regarding debt financing totaling $600 million dollars to support the Transaction. This debt would be comprised of funded senior term loans of up to $275 million and $225 million of subordinated indebtedness. In addition, a revolving credit facility of $100 million would be provided for ongoing working capital purposes post-closing. The contemplated debt structure is structured to allow for the consummation of the Proposal and provide ample capital for the Company' future growth and working capital needs.

    As is customary for transactions of this nature, consummation of the Transaction is subject to receipt of the required debt financing. We intend to execute commitment letters for all of the required debt financing at the time a definitive merger agreement is executed. We anticipate that definitive documentation for the debt financing would be finalized in the period prior to the vote of the Company's stockholders with respect to the Transaction.

    CSFB is prepared to devote the necessary resources to close the transaction expeditiously. Should you wish to discuss any aspect of the proposed financing with CSFB, we would be happy to arrange an opportunity for you to meet with appropriate representatives.

        (d)  Structure


    We currently contemplate that the Transaction will be consummated in two steps. In the first step, each of the members of the Offering Group will contribute all of the shares of common stock of the Company beneficially owned by such member to Newco in exchange for newly-issued shares of Newco. Immediately following completion of the first step of the Transaction, Newco will be merged into the Company. Pursuant to the merger, all shares of the Company's common stock (other than the shares held by Newco) will be converted into the right to receive the Purchase Price, all shares of common stock of the Company held by Newco will be cancelled and all shares of common stock of Newco will be converted into shares of the common stock of the Company. At the conclusion of the Transaction, assuming the Company's employees agree to purchase the full amount of the common stock that we make available to them, the outstanding equity ownership of the Company would approximately be as follows:
BLUM and affiliates, 45%; management and employees of the Company, 25%; Freeman Spogli, 23% and other investors, 7%. We and our representatives are prepared to discuss our proposed acquisition structure with you in detail at your request.

        (e)  Treatment of Existing Indebtedness


    At the closing of the Transaction, the Company's existing bank credit facility would be refinanced with the proceeds of the debt financing. In addition, prior to the closing we would tender for all of the outstanding 8-7/8% Senior Subordinated Notes of the Company. We would also seek consents from the holders of the 8-7/8% Senior Subordinated Notes to the deletion of

CB Richard Ellis Services, Inc.                                               12
November 10, 2000

substantially all of the negative covenants contained within the indenture relating to such notes.

             (f)  Employees


          We are keenly aware of the importance of the Company's employees, in particular, sales professionals, and we believe the Transaction will benefit the employees of the Company. Our capital structure is designed to enable the Company to grow and thereby enhance the opportunities available to its employees. In addition, the employees will be given the opportunity to own a significant amount of equity in the Company going forward. At the closing of the Transaction, we anticipate taking the following actions with respect to certain of the compensation and benefit programs available to the Company's employees:

     .    Deferred Compensation Plan. We will allow each participant in the
          --------------------------
          Deferred Compensation Plan who has invested his or her own funds in the stock fund alternatives under the DCP to (i) convert the value of that investment (based upon the purchase price paid to the Company's stockholders in the Transaction) into any of the insurance mutual fund alternatives now provided under the Deferred Compensation Plan, (ii) receive a cash payment equal to the value of that investment (based upon the purchase price paid to the Company's stockholders in the Transaction), which payment may at the option of such participant be used to purchase shares of the common stock of the Company that the Offering Group intends to make available after the closing of the Transaction (which shares are included in the approximate aggregate 12% made available to employees as discussed below), or (iii) continue that investment in Company stock after the closing of the Transaction as part of the approximate aggregate 12% to be made available to employees. After the closing of the Transaction, future deferrals under the DCP will only be invested in the insurance mutual fund alternatives under the DCP.
     .    Capital Appreciation Plan (401(k)). For legal reasons, it is
          ----------------------------------
          impractical for the Company's 401(k) plan to hold stock of a private company. However, we will purchase all of the stock held in that plan at the price paid to the Company's stockholders in the Transaction and permit participants to invest the proceeds in any of the other funds available under the 401(k) plan.
     .    Stock Options and Equity Incentive Plan Awards. Each outstanding
          ----------------------------------------------
          employee option and equity incentive plan award will be purchased for a cash amount equal to the difference between the price paid to the Company's stockholders in the Transaction and such option's exercise price or such award's purchase price, which amount may be used to purchase part of the approximate aggregate 12% to be made available to employees.
     .    Stock Ownership in the New Private Company. We will make available up
          ------------------------------------------
          to approximately 12% of the outstanding common stock of the Company for purchase by employees at a purchase price equal to the price paid to the Company's stockholders in the Transaction.

          We also intend to maintain the Company's training and performance recognition programs for its sales professionals going forward, including CBRE University, the annual

CB Richard Ellis Services, Inc.                                               13
November 10, 2000

recognition event and the Las Vegas World Conference.

     In addition, we intend to enter into agreements with certain members of senior management of the Company allowing them to purchase, and to receive options to purchase, common stock of the Company. We also anticipate entering into employment agreements with certain members of senior management of the Company.

          (g) Legal Documentation/Conditions


     The Proposal is subject to the following conditions: (i) approval by the board of directors of the Company and stockholders pursuant to the requirements of the Delaware General Corporate Law and the rules of the New York Stock Exchange, (ii) receipt of any material governmental and third party approvals (including expiration of all applicable waiting periods under Hart-Scott-Rodino), (iii) receipt of consents from the holders of a majority of the outstanding 8-7/8% Senior Subordinated Notes as described above, (iv) receipt of the necessary debt financing as described above and (v) the negotiation and execution of definitive agreements providing for the merger and the transactions outlined in Exhibit A to this letter, including a mutually satisfactory definitive merger agreement which would contain customary covenants, representations, warranties, conditions and other provisions. While we have devoted a great deal of time and effort to studying the Company and have completed substantially all of our business and financial due diligence, our Proposal is also subject to completion of confirmatory legal due diligence to be conducted by BLUM and its legal advisors. Given the familiarity of BLUM with the Company, this diligence would be completed expeditiously and should not delay consummation of a definitive merger agreement.

     Our Proposal is based on our understanding that the Company's capitalization consists of: (i) 21,213,928 common shares issued and outstanding,
(ii) 1,345,587 "phantom shares" outstanding under the Company's Deferred Compensation Plan, (iii) 902,918 options to purchase common stock outstanding that have exercise prices at or below $15.50 per share with an unweighted average exercise price of $5.81 and (iv) 2,439,299 additional options and warrants outstanding with exercise prices in excess of $15.50 per share.

     We are prepared to negotiate a definitive merger agreement immediately and would be delighted to provide a draft of such agreement at your request. If the Company determines to promptly accept our Proposal, the Transaction could be completed as early as February 2001.

CB Richard Ellis Services, Inc.
November 10, 2000

                                 *     *     *

    We believe the Board of Directors should feel confident that this Proposal represents a fair and attractive price for the Company. The Proposal provides liquidity at a significant premium for the current stockholders. We have no intention of attempting to acquire the Company other than in a transaction approved by the Board of Directors. Unless earlier accepted, the Proposal will terminate at 5:00 PM(PST) on December 1, 2000.

          11. We are prepared to discuss this offer with you immediately. In responding to us or in seeking further information concerning our Proposal, or for any other matter, please call Claus Moller, Managing Partner, BLUM Capital Partners, L.P. at 415-288-7262 or 212-521-4192.


                                      Sincerely yours,

                                      BLUM CB CORP.


                                      By: _____________________
                                          Name: Claus J. Moller
                                          Title: President

                                                                         ANNEX B

                            Stockholders Agreement

                           Outline of Material Terms
                           -------------------------

     All capitalized terms not otherwise defined herein shall have the meanings given such terms in the letter agreement dated as of November 10, 2000 to which this term sheet is attached.

Restrictions on Transfer    Except as described under "Co-Sale/Tag Along Right"
                            and "Right of First Offer" below, no holder (each a "Stockholder") of Common Stock may transfer such Common Stock except (a) in the case each of FS, Frederic V. Malek and The Koll Holding Company, to its or his affiliates or, in the case of FS, commencing on or after April 12, 2003, pro rata to its partners, provided that each such transferee agrees to be bound by the terms of the Stockholders
                            Agreement, (b) in the case of each of Raymond E.
                            Wirta and W. Brett White, to the members of such Stockholder's immediate family or a trust for the benefit of such Stockholder's immediately family members, provided that such transferee agree to be bound by the terms of the Stockholders Agreement, or
                            (c) as provided by, and in compliance with, the other sections hereof.

                            The restrictions on transfer set forth in the prior paragraph shall terminate upon the earlier of (x) ten years after the closing, and (y) the first date on which Common Stock has been sold in an underwritten public offering registered under the Securities Act of 1933 (the "Initial Public Offering"). Each Stockholder (including BLUM) will agree to a 180 day lock-up period on transfers in connection with an Initial Public Offering.

                            In addition, no Common Stock may be transferred prior to its registration under applicable securities laws unless the transferring Stockholder
                            (x) delivers to the Company an opinion of counsel reasonably satisfactory to the Company indicating that the proposed transfer is exempt from applicable securities laws and (y) causes the transferee(s) to execute and deliver to the Company a counterpart to the Stockholders Agreement.

Co-Sale/Tag Along Right     BLUM may transfer its Common Stock in its sole
                            discretion; however, prior to the Initial Public
                            Offering, each Stockholder may elect to participate pro-rata in any such transfer (other than transfers to affiliates of BLUM who agrees in writing to be bound by the Stockholders Agreement).

Right of First Offer        Beginning on the third anniversary of the closing of
                            the Merger Agreement, each of FS, Frederic V. Malek and The Koll Holding Company may transfer the shares of Common Stock it or he beneficially owns to any unaffiliated entity if prior to such transfer (i) such Stockholder has offered to transfer such shares to BLUM pursuant to a written notice of offer (which notice shall include the per share offer price and any other material terms of the offer), (ii) BLUM has refused to purchase such shares on the terms of such offer notice and (iii) such shares are transferred to the proposed transferee within 120 days of BLUM's refusal on terms no more favorable to the proposed transferee than those identified to BLUM in the offer notice, provided that such transferee (A) is acceptable to BLUM (such acceptance to not be unreasonably withheld; it is understood that if the proposed transfer is to a nationally-recognized private equity sponsor or institutional equity investor such consent will not be withheld unless BLUM's decision to withhold consent results from BLUM's direct experience with such proposed transferee in connection with another actual or proposed transaction), and (B) agrees to be bound by the terms of the Stockholders Agreement.

Preemptive Right            Prior to the Initial Public Offering, if the Company
                            issues any shares of capital stock of the Company or any options, warrants, convertible securities or other right to acquire such capital stock, the other
                            Stockholders will be entitled to purchase a pro rata portion of such securities upon the same terms in order to maintain their percentage ownership of the capital stock of the Company, provided that such preemptive right will be subject to customary exceptions, including, without limitation, issuances
                            (i) to Company employees, outside directors and consultants and (ii) to customers, venders, lenders and other non-equity financing sources, lessors of equipment and other providers of goods or services to the Company.

Sale of the Company         If BLUM sells to a third party a majority of the
                            Common Stock beneficially owned by BLUM, BLUM will have the right to require that all other
                            Stockholders sell a pro rata portion of their shares of Common Stock on the same terms as BLUM.

Initial Public Offering     Each Stockholder will vote for, consent to, raise no
                            objections against and participate in any reorganization of the Company effectuated to facilitate an Initial Public Offering, provided that such reorganization may not have a disproportionate impact upon any of the Stockholders.

Registration Rights         Subsequent to an Initial Public Offering, each
                            Stockholder (including BLUM) will be entitled to one demand registration right for each 7.5% of the Common Stock owned by such Stockholder at the closing of the merger (rounded down to the nearest whole number of demands). Such demand rights may be exercised beginning 180 days after an Initial Public
                            Offering and will be subject to customary restrictions and limitations.

                            Subsequent to an Initial Public Offering, whenever the Company proposes to register any of its securities under the Securities Act of 1933 and the form to be used may be used for the registration of a Stockholder's Common Stock, such Stockholder may elect to participate in the registration, subject to customary priorities, cutbacks and other terms and conditions.

                            All of the reasonable costs and expenses of registering such Common Stock pursuant to the foregoing paragraphs (other than any underwriters discounts and commissions) will be paid by the Company.

Voting In addition to the voting requirements otherwise set forth in this term sheet, each Stockholder other than BLUM shall vote all shares beneficially owned by such Stockholder in the manner directed by BLUM, except with respect to the following matters:

                              . any transaction with BLUM and its affiliates, other than a transaction with another portfolio company of BLUM that has been negotiated on arms-length terms in the ordinary course of business between the managements of the Company and such other portfolio company
                              .    any amendment to the certificate of
                                   incorporation or bylaws of the Company that adversely affects any Stockholder, other than an increase in the authorized capital stock of the Company.

Board Representation        Each Stockholder agrees to vote all shares
                            beneficially owned by such Stockholder at any meeting of the stockholders of the Company (or to consent in any written consent in lieu thereof) in favor of the election of the following directors of the Company:

                              .    3 directors designated by BLUM
                              .    Raymond E. Wirta and W. Brett White (each for
                                   so long as remaining an employee of the
                                   Company)
                              .    1 director designated by FS

                            The Stockholders further agree, upon the request of BLUM at any time, to vote all shares beneficially owned by such Stockholder at any meeting of the stockholders of the Company (or to consent in any written consent in lieu thereof) in favor of the election of 1 additional director designed by BLUM.

                            FS shall have the additional right to designate up to two non-voting observers to the Board.

Advisory Assistance         Frederic V. Malek and Donald M. Koll each will
                            continue to assist the Company in an advisory capacity for so long as he beneficially owns Common
                            Stock.

General Consent Rights      Prior to an Initial Public Offering, without the
                            approval of a majority of the directors that are not appointed by BLUM, the Company will not do any of the following:

                              . enter into any transaction with BLUM and its affiliates, other than a transaction with another portfolio company of BLUM that has been negotiated on arms-length terms in the ordinary course of business between the managements of the Company and such other portfolio company
                              . amend its certificate of incorporation or bylaws in a manner that adversely affects any Stockholder, other than an increase in the authorized capital stock of the Company
                              . repurchase or redeem, or declare or pay a dividend with respect to or make a distribution upon, any shares of capital stock of the Company beneficially owned by BLUM unless (x) all other holders of such class of capital stock of the Company are given the same right and (y) if such capital stock is not Common Stock, such repurchase, redemption or dividend is required by the terms of such capital stock

FS Consent Rights           Prior to an Initial Public Offering, without the
                            approval of the director designated by FS, the Company will not do any of the following:

                              . acquire by purchase or otherwise any business or assets for a purchase price in excess of $75 million
                              .    sell or dispose of assets which have an
                                   aggregate fair market value in excess of $75 million
                              . incur indebtedness, unless such indebtedness would (i) be permitted pursuant to the terms of the debt financing entered into in connection with the Proposed Transaction or
                                   (ii) not cause the Company to exceed a 4.5:1 ratio of total outstanding indebtedness to normalized EBITDA for the trailing 12-month period
                              . issue to Company employees, directors or consultants capital stock, or options, warrants or other securities to acquire capital stock if such other issuances, in the aggregate, on a fully diluted basis, exceed 5% of the total amount of outstanding capital stock of the Company immediately after the closing of the Merger Agreement, other than
                                   (i) issuances pursuant to the Management and Employee Agreements or (ii) issuances in amounts equal to the capital stock repurchased from, or the options, warrants or other securities to acquire capital stock cancelled with respect to, Company employees, outside directors or consultants

Information Rights/         Prior to an Initial Public Offering, any group of
Inspection Rights           affiliated Stockholders beneficially owning greater
                            than 10% of the Common Stock will be entitled to (i) receive the annual, quarterly and monthly financial statements of the Company that are prepared for the Board of Directors of the Company, and (ii) exercise customary inspection rights with respect to the books, records and employees of the Company.

Indemnification             The Company would agree to indemnify each
                            Stockholder in its or his capacity as such, and, with respect to BLUM, FS and The Koll Holding
                            Company, its officers, directors, members, partners and affiliates, against all third party claims arising from the operation of the Company or the ownership of Common Stock, unless such loss resulted from such party's (or such party's representative's) committing fraud, gross negligence, or willful misconduct.